Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

dated as of

February 24, 2012

by and between

ANTERO RESOURCES APPALACHIAN CORPORATION

and

CRESTWOOD MARCELLUS MIDSTREAM LLC

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		24

4.1	Organization of Buyer	24
4.2	Authorization; Enforceability	24
4.3	No Conflict; Consents	25
4.4	Consents and Approvals	25
4.5	Litigation	25
4.6	Brokers’ Fees	25
4.7	Financial Ability	25
4.8	Regulatory	26
4.9	Independent Evaluation	26
4.10	Accredited Investor	26

ARTICLE V COVENANTS		26

5.1	Conduct of Business, Operation of Assets	26
5.2	Access and Information	28
5.3	Regulatory Filings	30
5.4	Seller Guarantees	31
5.5	Consents	31
5.6	Casualty or Condemnation Loss	32
5.7	Seller Marks	33
5.8	Transferred Records	33
5.9	Transferred Permits	34
5.10	Insurance	34
5.11	Liability for Transfer Taxes	34
5.12	Certain Tax Matters	34
5.13	Further Assurances	35
5.14	Amendment of Schedules	35
5.15	No Shop	36
5.16	Non-Compete	36
5.17	Debt Financing and Cooperation	37

ARTICLE VI CONDITIONS TO OBLIGATIONS		38

6.1	Conditions to Obligations of Buyer	38
6.2	Conditions to the Obligations of Seller	38

ARTICLE VII CLOSING		39

7.1	The Closing	39
7.2	Seller Deliverables	39
7.3	Buyer Deliverables	40

ARTICLE VIII INDEMNIFICATION		41

8.1	Survival	41
8.2	Indemnification Provisions for Benefit of Buyer	41
8.3	Indemnification Provisions for Benefit of Seller	42
8.4	Procedures	42
8.5	Extent of Indemnification	44
8.6	Waiver of Right to Rescission	44
8.7	Exclusive Remedy and Release	44
8.8	Non-Compensatory Damages	45
8.9	Materiality	45
8.10	Tax Treatment of Payments	45

ARTICLE IX TERMINATION		46

9.1	Termination	46
9.2	Effect of Termination	46
9.3	Return of Documentation and Confidentiality	47

ARTICLE X DISCLAIMERS		47

10.1	Disclaimer—Representations and Warranties	47
10.2	Disclaimer—Statements and Information	48

ARTICLE XI MISCELLANEOUS		48

11.1	Notices	48
11.2	Succession and Assignment	49
11.3	Rights of Third Parties	49
11.4	Expenses	50
11.5	Counterparts	50
11.6	Entire Agreement	50
11.7	No Partnership	50
11.8	Amendments	50
11.9	Publicity	51
11.10	Non-Waiver	51
11.11	Severability	51
11.12	Governing Law; Jurisdiction	51
11.13	No Recourse	52

LIST OF EXHIBITS

Exhibit A	Form of Assignment and Bill of Sale
Exhibit B	Form of Gathering Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Seller’s Certificate
Exhibit E	Form of Buyer’s Certificate
Exhibit F	Determination of Earn-Out Payment

LIST OF SELLER’S SCHEDULES

Schedule 1.1(a)	Seller’s Persons with Knowledge
Schedule 2.1(a)	Gathering System
Schedule 2.1(b)	Real Property Interests
Schedule 2.1(c)	Applicable Contracts
Schedule 2.1(d)	Transferred Permits
Schedule 2.1(e)	Personal Property
Schedule 2.1(f)	Inventory
Schedule 2.1(h)	Subject Leases
Schedule 2.2	Excluded Assets
Schedule 3.3	No Conflicts
Schedule 3.4	Consents and Approvals
Schedule 3.5(a)	Material Contracts
Schedule 3.5(b)	Breaches of Material Contracts
Schedule 3.6	Litigation
Schedule 3.8	Taxes
Schedule 3.9	Environmental Matters
Schedule 3.10	Compliance with Laws; Permits
Schedule 3.11	Title
Schedule 3.12	Capital Commitments
Schedule 3.13	Seller Guarantees
Schedule 3.14	No Material Adverse Effect
Schedule 3.15	Gas Imbalances
Schedule 3.17	Condition of Property
Schedule 3.19	Sufficiency of Assets and Affiliate Transactions

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (as the same may be amended or modified in accordance herewith, this “Agreement”), dated as of February 24, 2012 (the “Execution Date”), is entered into by and between ANTERO RESOURCES APPALACHIAN CORPORATION, a Delaware corporation (“Seller”), and CRESTWOOD MARCELLUS MIDSTREAM LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to collectively herein as the “Parties” and each individually a “Party.”

RECITALS

WHEREAS, Seller is the owner of certain Assets (as defined below) located in the State of West Virginia; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Referee” means the accounting firm of Ernst & Young, LLP or such other nationally recognized “Big Four” United States accounting firm as is mutually agreed upon by the Parties, together with any experts such firm may require in order to settle a particular dispute.

“Acquisition Transaction” has the meaning provided such term in Section 5.15.

“Adjusted Closing Payment” has the meaning provided such term in Section 2.5.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise.

“Agreement” has the meaning provided such term in the preamble.

“Allocation” has the meaning provided such term in Section 2.13.

“Applicable Contracts” has the meaning provided such term in Section 2.1(c).

“Assets” has the meaning provided such term in Section 2.1.

“Assigned Rights” has the meaning provided such term in Section 5.12(c).

“Assignment” means that certain assignment and bill of sale, to be entered into at Closing by Seller and Buyer, substantially in the form of Exhibit A.

“Assumed Liabilities” has the meaning provided such term in Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Colorado and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble.

“Buyer Indemnified Parties” has the meaning provided such term in Section 8.2.

“Capital Expenses” has the meaning provided such term in Section 2.7(a)(ii).

“Casualty” has the meaning provided such term in Section 5.6(b).

“CHL” has the meaning provided such term in Section 2.6.

“Claim Notice” has the meaning provided such term in Section 8.4(a).

“Closing” has the meaning provided such term in Section 7.1.

“Closing Date” has the meaning provided such term in Section 7.1.

“Closing Payment” has the meaning provided such term in Section 2.5.

“CMP” has the meaning provided such term in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competing Business” has the meaning provided such term in Section 5.16.

“Condemnation Proceeding” has the meaning provided such term in Section 5.6(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 19, 2011, by and between Crestwood Midstream Partners LP and Seller.

“Consent” means any consent to assign, approval or similar restriction held by a Governmental Authority or other Third Party excluding any Customary Post-Closing Consent.

“Contract” means any written or oral contract, agreement, purchase order, binding bid, commitment or any other legally binding arrangement, but excluding, however, any lease, deed, easement, Permit or other instrument (other than acquisition or similar sales or purchase agreements) creating, assigning or evidencing an interest in any real property (including any Real Property Interest) related to or used in connection with the Gathering System.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets that are customarily obtained after the assignment of properties similar to the Assets.

“Damages” means all Proceedings, claims, demands, awards, damages, penalties, fines, costs, liabilities, losses, expenses, and fees (whether criminal, civil, commercial or related to claims for personal injury or death or property damage and whether accrued or unaccrued or liquidated or unliquidated), including court costs and attorneys’ and experts’ fees and expenses.

“Debt Financing” has the meaning provided such term in Section 5.17(a).

“Debt Financing Commitment” has the meaning provided such term in Section 5.17(a).

“Debt Financing Sources” means (a) the Lenders, (b) any successors or assigns of any Lender, (c) any Affiliate of the Persons set forth in subsections (a) or (b), and (d) any Representative of the Persons set forth in subsections (a) or (b).

“Deductible” has the meaning provided such term in Section 8.2.

“Defensible Title” means such record title to the Real Property Interests and such other good and valid right, title and interest in and to the Gathering System and other tangible personal property and fixtures included in the Assets that, subject to and except for Permitted Liens (as defined below), is free and clear of Liens.

“Direct Claim” has the meaning provided such term in Section 8.4(d).

“Dollars” and “$” mean the lawful currency of the United States of America.

“Earn-Out Payment” has the meaning provided such term in Exhibit F to this Agreement.

“Effective Time” means January 1, 2012.

“Emergency Operations” means operations necessary to respond to or alleviate the eminent or immediate endangerment of (a) the health or safety of any Person or the environment or (b) the safety or operational condition of any of the Assets.

“Employee Benefit Plan” has the meaning provided such term in Section 3.21.

“Environmental Law” means any and all Laws in effect as of the Execution Date pertaining to or regulating pollution, environmental protection, natural resource damages, conservation of resources, wildlife, waste management, or the use, storage, generation, production, treatment, emission, discharge, release, remediation, removal, disposal, or transport of Hazardous Substances, including: the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic

Substances Control Act, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act of 1974, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970, the Hazardous Liquid Pipeline Safety Act, the Oil Pollution Act of 1990, and the Pipeline Safety Improvement Act of 2002, each as amended.

“Environmental Permits” means all Permits of Governmental Authorities issued pursuant to or required by Environmental Laws and necessary for or held in connection with the ownership and/or operation of the Assets.

“EPA Orders” has the meaning provided such term in Section 3.9.

“ERISA” means Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with Seller has ever been deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Exchange” has the meaning provided such term in Section 5.12(c).

“Excluded Assets” has the meaning provided such term in Section 2.2.

“Execution Date” has the meaning provided such term in the preamble.

“Existing Pipelines” has the meaning provided such term in Section 2.1(a).

“Final Settlement Statement” has the meaning provided such term in Section 2.10(a).

“Fundamental Representations” has the meaning provided such term in Section 8.1(a).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gathering Agreement” means that certain gas gathering and compression agreement, to be entered into at Closing by Seller and Buyer, substantially in the form of Exhibit B.

“Gathering System” has the meaning provided such term in Section 2.1(a).

“Governmental Authority” means any federal, state, county, municipal or local government or any regulatory or administrative agency, department, division, commission, court or arbitral body, or other similar recognized organization or body of any federal, state, municipal, or local governmental authority or of any foreign government or other similar recognized organization or body exercising similar powers or authority.

“Guarantor” has the meaning provided such term in Section 2.6.

“Hazardous Substances” means any substance, waste, or material that is defined, designated, or listed as a “hazardous substance”, “hazardous waste”, or “toxic substance” under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) the principal of and, accrued and unpaid interest, prepayment premiums or penalties and fees and expenses in respect of indebtedness of such Person for borrowed money; (b) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable incurred in the ordinary and usual course of business of normal day-to-day operations of the business consistent with past practice); (c) all capitalized lease obligations; (d) all obligations of the type referred to in clauses (a) through (c) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (e) all obligations of the type referred to in clauses (a) through (d) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning provided such term in Section 8.4(a).

“Indemnifying Party” has the meaning provided such term in Section 8.4(a).

“Indemnity Claim Threshold” has the meaning provided such term in Section 8.2.

“Intellectual Property” means statutory or common law intellectual property rights, including (a) trademarks, service marks, logos, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, trade secrets and similar proprietary rights and any applications or registrations for any of the foregoing, excluding, however, in each case, the Seller Marks.

“Invasive Activities” has the meaning provided such term in Section 5.2(b).

“Knowledge” means, with respect to Seller, the actual knowledge of the persons identified on Schedule 1.1(a) without investigation.

“Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, Order, or determination of a Governmental Authority, or any requirement under the common law.

“Lenders” means all parties from time to time party to the Debt Financing Commitment (other than Guarantor), in each case in their respective capacities thereunder (including any other administrative agent, collateral agent, syndication agent, documentation agent, bookrunner, arranger, initial lender, lender or commitment party that later joins the Commitment Letter by joinder), including Merrill Lynch, Pierce Fenner & Smith Incorporated; Bank of America, N.A.;

BNP Paribas; BNP Paribas Securities Corp.; Citigroup Global Markets Inc.; Citibank, N.A.; Citicorp USA, Inc.; Citicorp North America, Inc.; Royal Bank of Canada; RBC Capital Markets; The Royal Bank of Scotland plc; RBS Securities Inc.; UBS Loan Finance LLC and UBS Securities LLC, whether acting as administrative agent, collateral agent, syndication agent, documentation agent, bookrunner, arranger, initial lender, lender or commitment party.

“Lien” means any liens, mortgages, deeds of trust, security interests, leases, licenses, easements or other encumbrances of any kind.

“Marcellus Formation” means those formations from the stratigraphic equivalent of the top of the upper Devonian Burkett Shale to the stratigraphic equivalent of the base of the Marcellus Shale, where the upper Devonian Burkett Shale is that formation whose top is at 6,770 feet measured depth, and where the Marcellus Shale is that formation whose base is at 7,064 feet measured depth, in each case in the Antero Resources Morrison 1 vertical well.

“Material Adverse Effect” means (a) with respect to the Assets, a circumstance, change, effect or event that is materially adverse to the ownership, use, condition or operations (including results of operation), of or related to the Assets, taken as a whole, or (b) with respect to Seller, a circumstance, change, effect or event that materially impedes the ability of Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to perform its obligations hereunder and thereunder; excluding, in each case, any such circumstance, change, effect or event resulting from or related to (i) changes or conditions affecting the oil and gas, natural gas gathering, processing or marketing industries generally (including changes in hydrocarbon pricing and the depletion of reserves) that do not disproportionately impact the Assets or Seller, (ii) changes in economic (including credit markets), regulatory or political conditions generally that do not disproportionately impact the Assets or Seller, (iii) changes in Law, (iv) any matter set forth in the Schedules hereto, except to the extent of any new material developments that arise after the Execution Date, (v) any decrease in inlet volumes into the Gathering System or any curtailment in transportation volumes of the Gathering System that are not directly related to any breach of any agreement by Seller or its Affiliates; or (vi) conditions or effects resulting from the announcement of the existence of this Agreement.

“Material Contract” has the meaning provided such term in Section 3.5(a).

“Objection Notice” has the meaning provided such term in Section 2.10(a).

“Order” means any order, writ, injunction, decree, award, judgment, ruling, compliance or consent order or decree, settlement agreement, or similar binding legal agreement issued by or entered into with a Governmental Authority.

“Ordinary Course of Business” means the ordinary conduct of Seller’s normal day to day business related to the Assets in a manner consistent with the past practices and customs of Seller.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreements or similar formation or governing documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Termination Date” means April 30, 2012, as such date may be extended by Seller pursuant to Section 9.1.

“Party” or “Parties” has the meaning provided such term in the preamble.

“Permits” means any permit, license, certificate, consent, approval, waiver, authorization, registration and any similar item issued by any Governmental Authority or quasi-governmental entity of any kind.

“Permitted Liens” means with respect to any Asset:

(a) Consents and similar contractual provisions affecting such Asset, including those Consents set forth on Schedule 3.4 and Customary Post-Closing Consents;

(b) Preferential Purchase Rights and similar contractual provisions affecting such Asset;

(c) all Applicable Contracts and the Gathering Agreement;

(d) required notices to and filings with a Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(e) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental Authorities;

(f) Liens for Taxes, assessments and similar charges that are (i) not yet due or (ii) being contested in good faith by appropriate proceedings;

(g) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable;

(h) rights of use, easements, rights-of-way, Permits, licenses, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such Asset, in each case, to the extent the same do not materially affect or impair the ownership, operation or use of such Asset (either as currently owned, operated or used, or as contemplated to be owned, operated or used in accordance with all plans relating to the Pipelines Under Construction);

(i) any undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to operation or use of such Asset;

(j) the terms and conditions of the instruments creating the Assets;

(k) Liens placed by the owner of the lands underlying the Real Property Interests;

(l) other Liens that do not impair in any material respect the ownership, operation or use of such Asset (as currently owned, operated or used); and

(m) Any matters shown on Schedule 3.11.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pipelines Under Construction” has the meaning provided such term in Section 2.1(a).

“Post-Signing Information” has the meaning provided such term in Section 5.14.

“Preferential Purchase Rights” means preferential purchase rights, rights of first refusal and other similar contractual commitments.

“Preliminary Settlement Statement” has the meaning provided such term in Section 2.9.

“Proceeding” means any action, arbitration, audit, cause, complaint, charge, hearing, inquiry, investigation, litigation, proceeding, review or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

“Property Expenses” has the meaning provided such term in Section 2.11(d).

“Property Taxes” has the meaning provided such term in Section 5.12(b).

“Purchase Price” has the meaning provided such term in Section 2.5.

“Qualified Intermediary” has the meaning provided such term in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations.

“Real Property Interests” has the meaning provided such term in Section 2.1(b).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of out-of-pocket expense (other than customary immaterial expenses).

“Records” means files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records, studies and similar data and information, whether in written or electronic form.

“Representatives” means a Person’s directors, officers, employees, agents or advisors (including attorneys, accountants, auditors, consultants, bankers, financial advisors and any representatives of those advisors).

“Restoration Costs” has the meaning provided such term in Section 5.6(b).

“Retained Liabilities” has the meaning provided such term in Section 2.4.

“Seller” has the meaning provided such term in the preamble.

“Seller Financial Information” means (a) the unaudited statement of operations for the years ending December 31, 2010 and December 31, 2011, (b) the unaudited balance sheet as of December 31, 2010 and December 31, 2011, and (c) the monthly production and revenue calculations for the years ending December 31, 2010 and December 31, 2011, collectively prepared by Seller and intended to portray the financial condition of the Assets on a pro forma basis as if the terms of the Gathering Agreement had been effective as of January 1, 2010.

“Seller Guarantees” means all guaranties, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or its Affiliates, in each case, in support of any obligations with respect to the Assets, but excluding any credit support or assurances relating to any Indebtedness of Seller.

“Seller Indemnified Parties” has the meaning provided such term in Section 8.3.

“Seller Marks” has the meaning provided such term in Section 5.7.

“Subject Leases” has the meaning provided such term in Section 2.1(h).

“Tax” and “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority including any attachments thereto and amendments thereof.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning provided such term in Section 8.4(a).

“Transferred Records” has the meaning provided such term in Section 2.1(j).

“Transferred Permits” has the meaning provided such term in Section 2.1(d).

“Transaction Documents” means the documents executed and delivered by the Parties at the Closing in consummation of the transactions contemplated by this Agreement and any other Contract, agreement or document by and among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.

“Transition Services Agreement” means that certain transition services agreement, to be entered into at Closing by Buyer and Seller, substantially in the form of Exhibit C.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“United States” means United States of America.

“Willful Breach” means, with respect to any Party, that such Party does one or more of the following: (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or by taking an action prohibited) any material pre-Closing covenant applicable to such Party, (b) such Party intentionally misrepresents any of the matters covered by its representations or warranties under this Agreement as of the date hereof, or (c) such Party willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct in all material respects as of the Closing Date. For clarity, if a Party is obligated hereunder to use its Reasonable Efforts to perform an action or to achieve a result, the failure to use such Reasonable Efforts would constitute a willful and intentional breach of this Agreement.

1.2 Rules of Construction.

(a) All Article, Section, Schedule and Exhibit references used in this Agreement are to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified. The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement. Any capitalized terms used in any Schedule or Exhibit hereto but not otherwise defined therein shall have the meaning as set forth in this Agreement.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “include,” “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear.

(c) The Parties acknowledge that each Party has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency or to “$” herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The Schedules hereto are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except to the extent expressly provided in the Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Any disclosure made in such Schedules with reference to any Section of the Agreement shall be deemed to be a disclosure with respect to all other Sections to the extent the applicability of such disclosure to such other Sections is reasonably apparent from such disclosure. Neither the specification of any Dollar amount in the representations and warranties contained in the Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amounts (or any higher or lower amounts), or the items so included in such Schedule (or any other items), in each case, are or are not material or within or outside the Ordinary Course of Business.

ARTICLE II

PURCHASE AND SALE OF ASSETS, CONSIDERATION

2.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all right, title and interest of Seller in, to and under the following assets excluding the Excluded Assets (collectively, such assets less the Excluded Assets, the “Assets”):

(a) the existing gathering system described on Schedule 2.1(a) (the “Existing Pipelines”) and the gas gathering system under construction as shown on such Schedule 2.1(a) (the “Pipelines Under Construction” and collectively with the Existing Pipelines, the “Gathering System”), together with all gathering lines, pipelines, above-ground facilities or structures, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, pig launchers, cathodic protection equipment and radios related thereto that are primarily owned or held for use (whether such use is current or for in the future) by Seller (in each case) in connection with Seller’s ownership or operation (including planned, future ownership or operation) of all or any portion of such Gathering System;

(b) all fee interests, rights-of-way (including any land grants from Governmental Authorities), easements and leases owned or held by Seller or hereinafter acquired by Seller prior to Closing (in each case) in connection with the Gathering System, including those described on Schedule 2.1(b), together with the rights, tenements, appurtenant rights and privileges relating thereto (collectively, the “Real Property Interests”);

(c) to the extent and only to the extent they pertain to the Assets, all Contracts to which Seller is a party and by which the Gathering System or any other Asset is subject or bound that will be binding on the owner of the Assets after Closing, including all gathering, transportation and marketing agreements (including the Gathering Agreement); hydrocarbon storage agreements; operating agreements; balancing agreements; facilities or equipment leases; interconnection agreements; service and parts agreements; and other similar contracts and agreements held by Seller and relating to the Gathering System and/or the other Assets, and including those described on Schedule 2.1(c) (collectively, the “Applicable Contracts”);

(d) to the extent assignable under applicable Law, those Permits issued to or held by Seller in connection with Seller’s ownership or operation of the Gathering System and other Assets, including those described on Schedule 2.1(d) (the “Transferred Permits”);

(e) to the extent not described in Section 2.1(a), all items of tangible personal property or equipment primarily owned or held for use by Seller in connection with Seller’s ownership or operation of the Gathering System and other Assets, including those described on Schedule 2.1(e);

(f) all inventory held by Seller in connection with the Gathering System and described on Schedule 2.1(f);

(g) to the extent assignable, all rights, claims and causes of action (including warranty and similar claims) to the extent, and only to the extent, that such rights, claims or causes of action (i) are associated with the Assets and relate to the period of time from and after the Effective Time, or (ii) relate to the Assumed Liabilities and the period of time prior to the Closing;

(h) nonexclusive access rights and rights to transport hydrocarbons (in each case) under and pursuant to the oil and gas leases and lease modifications set forth on Schedule 2.1(h) (the “Subject Leases”) to the extent and only to the extent such rights are necessary to own, operate and maintain that portion of the Gathering System currently located on the Subject Leases;

(i) all warranty claims that may be made against a Third Party vendor under a master service agreement or any other Contract, (in each case) relating to the Assets, or any products or services provided in connection therewith;

(j) (i) all “job books” that exist as of the Execution Date and that are related to the Assets and (ii) all other existing Records in the possession of Seller or its Affiliates that are related to the Assets and necessary for the ownership or operation thereof (clauses (i) and (ii) collectively, the “Transferred Records”); and

(k) all prepaid expenses (other than Taxes) attributable to the Assets that are paid by or on behalf of Seller and are attributable to the periods of time on and after the Effective Time, including prepaid utility charges.

2.2 Excluded Assets. The following assets will be retained by Seller and will not be included in the Assets or sold, transferred, assigned, conveyed or delivered by Seller to Buyer (collectively, the “Excluded Assets”):

(a) except with respect to the nonexclusive rights described under Section 2.1(h), all oil and/or gas leases, unit agreements and farm-in or farm-out agreements and all rights thereunder and all wells located thereon or on lands pooled therewith;

(b) all of Seller’s corporate minute books and corporate financial records that relate to Seller’s business generally (including the ownership, operation and use of the Assets);

(c) all trade credits attributable to the Assets with respect to any period of time prior to the Effective Time;

(d) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time (i) prior to the Effective Time (including claims for adjustments or refunds), except to the extent such claims or causes of action relate to Damages for which Buyer is responsible under Section 8.3, and (ii) on or after the Effective Time but only in the case of this clause (ii), if such claims and causes of action relate to Damages for which Seller is responsible under Section 8.2;

(e) subject to Section 5.6, the rights and interests of Seller (i) under any policy or agreement of insurance or (ii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(f) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Property Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending before the Effective Time to the extent Seller has paid the corresponding Property Taxes, such Property Taxes resulted in a downward adjustment on the Final Settlement Statement (as finally determined) or Seller has otherwise indemnified Buyer for such Property Taxes and for any other Taxes, together with such interest or penalty rebate, for any Tax period;

(g) all offices (including any owned or leased real property relating thereto) and personal computers and associated peripherals;

(h) all documents and instruments of Seller that may be protected by an attorney-client privilege or that qualify as attorney work product (in each case) relating to the Proceedings and the EPA Orders;

(i) all audit rights arising under any of the Contracts with respect to any period prior to the Effective Time;

(j) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for the transactions contemplated by this Agreement compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated in this Agreement;

(k) all trucks and cars utilized by Seller or its Affiliates in connection with the ownership, operation or use of the Assets;

(l) (i) originals of all invoices supporting Seller’s Tax basis in the Assets, (ii) duplicate copies of all other Records included in the Assets and (iii) all other records or materials of Seller not involving or relating to the Assets or the business related to the Assets; provided that the Transferred Records shall include scanned copies of such original invoices excluded under clause (i) of this Section 2.2(l);

(m) all Seller Marks; and

(n) those properties and assets described on Schedule 2.2.

2.3 Assumption of Liabilities. Subject to Seller’s indemnity obligations under Section 8.2, effective upon Closing, Buyer hereby assumes and agrees to be responsible for the payment, performance or discharge of all liabilities and obligations of Seller resulting from, relating to or arising out of the Assets, whether related to periods prior to, on or after the Closing (collectively, the “Assumed Liabilities”); provided that Buyer shall not assume any liabilities or obligations of Seller resulting from, relating to or arising out of the Retained Liabilities or, for the avoidance of doubt, relating to or arising out of the Excluded Assets.

2.4 Retained Liabilities. The Assumed Liabilities shall not include, and in no event shall Buyer assume or agree to pay, discharge or satisfy liabilities or obligations under this Agreement or otherwise have any responsibility for, liabilities or obligations resulting from, relating to or arising out of (a) the Proceedings set forth on Schedule 3.6 or (b) the EPA Orders (collectively, the “Retained Liabilities”).

2.5 Consideration. In consideration for the sale and purchase of the Assets contemplated by Section 2.1, Buyer shall pay to Seller an aggregate amount (the “Purchase Price”) equal to (a) $375,000,000.00 in cash by wire transfer of immediately available funds to an account designated by Seller and payable at Closing (the “Closing Payment”) and (b) any Earn-Out Payment which may become payable after Closing pursuant to Section 2.14. The Closing Payment shall be adjusted as set forth in Section 2.7 (as so adjusted, the “Adjusted Closing Payment”).

2.6 Guaranty. Contemporaneous with the execution of this Agreement, Buyer shall cause Crestwood Midstream Partners LP, a Delaware limited partnership (“CMP”), and Crestwood Holdings LLC, a Delaware limited liability company (“CHL”, and together with CMP, collectively, “Guarantor”), to execute and deliver a guaranty in form and substance mutually agreeable to the parties thereto guarantying Buyer’s obligations under this Agreement and, upon Closing, the Gathering Agreement.

2.7 Closing Payment Adjustments. The Closing Payment shall be adjusted as follows:

(a) The Closing Payment shall be adjusted upward by the following amounts (without duplication):

(i) all Property Expenses and other reasonable and customary costs and expenses paid by or on behalf of Seller to the extent attributable to periods of time on and after the Effective Time, which costs and expenses shall not include any Taxes (except Property Taxes included in the definition of Property Expenses) or Capital Expenses;

(ii) subject to Seller’s compliance with Section 5.1(b)(vi), any out-of-pocket expenses related to the acquisition of Real Property Interests for the Pipelines Under Construction and any capital expenses related to the construction of, or purchase of pipe relating to, the Pipelines Under Construction (collectively, “Capital Expenses”), in each case, incurred and paid by Seller from and after the Effective Time;

(iii) all prepaid expenses (other than any Taxes) attributable to the Assets that are paid by or on behalf of Seller and are attributable to the periods of time on and after the Effective Time, including prepaid utility charges; and

(iv) any other amount expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer as an upward adjustment to the Closing Payment.

(b) The Closing Payment shall be adjusted downward by the following amounts (without duplication):

(i) proceeds payable under the Gathering Agreement on and after the Effective Time up to the Closing as if such agreement was in effect during such period of time;

(ii) the amount of any Property Taxes attributable to periods of time prior to the Effective Time that are unpaid at the Closing; and

(iii) any other amount expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer as a downward adjustment to the Closing Payment.

2.8 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Closing Payment at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 2.7 and Section 2.10.

2.9 Preliminary Settlement Statement. No later than five Business Days prior to the Closing Date, Seller shall submit to Buyer a preliminary settlement statement setting forth the adjustments to the Closing Payment pursuant to Section 2.7 (the “Preliminary Settlement

Statement”). Buyer shall have two Business Days following its receipt thereof to review the Preliminary Settlement Statement. On or prior to the Business Day following expiration of such two Business Day review period, Buyer may submit a written report containing any changes Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall attempt in good faith to agree on a final Preliminary Settlement Statement and Adjusted Closing Payment no later than one Business Day prior to Closing. If the Parties are unable to agree on a final Preliminary Settlement Statement one Business Day prior to Closing, the estimate delivered by Seller shall be used to determine the Adjusted Closing Payment to be used at Closing.

2.10 Final Settlement Statement and Disputes.

(a) As soon as reasonably practicable, but in no event later than 90 days after the Closing Date, Buyer will deliver to Seller a final settlement statement (i) addressing those estimates set forth in the Preliminary Settlement Statement, and (ii) setting forth the actual adjustments to the Closing Payment pursuant to Section 2.7 (the “Final Settlement Statement”). As soon as reasonably practicable, but in no event later than 30 days after Seller receives the Final Settlement Statement, Seller may deliver to Buyer a written report containing any changes that Seller proposes to be made to such statement (the “Objection Notice”). Such changes shall be specified in reasonable detail with reasonable supporting documentation. Any changes not so specified shall be deemed waived, and Buyer’s determinations shall prevail. If Seller fails to timely deliver the Objection Notice to Buyer containing the changes Seller proposes be made to the Final Settlement Statement, the statement as delivered by Buyer will be deemed to be correct and agreed to by the Parties and such statement will be final and binding on the Parties and not subject to further audit or arbitration. As soon as reasonably practicable, but in no event later than ten days after Buyer receives the Objection Notice, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. Buyer will, and will cause its Affiliates to, provide Seller reasonable access to the books, records and other data as may be required by Seller in order to validate the Final Settlement Statement.

(b) If the Parties fail to agree on the final adjustments to the Final Settlement Statement within the 15 day period after Buyer’s receipt of the Objection Notice, any Party may submit the disputed items to the Accounting Referee for resolution. The Parties shall direct the Accounting Referee to resolve the disputes within 30 days after having the relevant materials submitted to the Accounting Referee for review. The decision of the Accounting Referee will be binding on and non-appealable by the Parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller.

(c) Any amounts owed by one Party to the other as a result of the Final Settlement Statement will be paid to the other Party within ten Business Days after the date when the amounts are agreed upon by the Parties or the Parties receive a final decision of the Accounting Referee. All items included in the Final Settlement Statement as agreed to by the Parties or as determined by the Accounting Referee will be final and binding between the Parties and not subject to further audit or arbitration.

2.11 Revenues and Expenses.

(a) Except as expressly provided herein, Seller shall remain entitled to all of the rights of ownership (including the right to all proceeds) and shall remain responsible (by payment, through the adjustments to the Closing Payment hereunder or otherwise) for all Property Expenses and Capital Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all proceeds), and shall be responsible (by payment, through the adjustments to the Closing Payment hereunder or otherwise) for all Property Expenses and Capital Expenses, in each case, attributable to the Assets for the period of time on and after the Effective Time. All Property Expenses and/or Capital Expenses attributable to the Assets, in each case that are: (i) incurred with respect to operations conducted prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted on and after the Effective Time shall be paid by or allocated to Buyer. Such amounts that are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement and Final Settlement Statement. Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.

(b) Subject to Section 2.11(c), if, after the Parties’ agreement, or after receipt of a final decision of the Accounting Referee (as applicable), upon all items in the Final Settlement Statement, (i) any Party receives monies belonging to another Party, then such amount shall, within five Business Days after the end of the month in which such amount was received, be paid over to the proper Party, (ii) any Party pays monies for Property Expenses and/or Capital Expenses that are the obligation of another Party, then such other Party shall, within five Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party that paid such Property Expenses and/or Capital Expenses, (iii) a Party receives an invoice of a Property Expense or a Capital Expense that is owed by another Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of a Property Expense or a Capital Expense is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each Party shall promptly pay its portion of such obligation to the obligee.

(c) Each of Seller and Buyer shall be permitted to offset any Property Expenses and/or Capital Expenses owed by such Party to the other Party pursuant to this Section 2.11 against revenues owing to such Party by such other Party pursuant to this Section 2.11, but not otherwise.

(d) “Property Expenses” means all costs and expenses (including (i) costs of insurance, (ii) Property Taxes and (iii) payments under the instruments creating the Real Property Interests and other rental payments) incurred in connection with the ownership, operation and use of the Assets in the Ordinary Course of Business, but excluding (A) Capital Expenses, (B) any Taxes other than Property Taxes and (C) any Damages attributable to (1) personal injury or death, property damage or violation of any Law, (2) obligations to dismantle or decommission facilities and restore the surface around such facilities and (3) environmental matters, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personal property under applicable Environmental Laws.

2.12 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold under the Code or any applicable state, local or foreign Tax Law with respect to the making of such payment. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

2.13 Tax Allocation. The Adjusted Closing Payment (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). The Allocation shall be delivered by Buyer to Seller within 90 days after the Closing Date. Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation within 90 days. If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by the Accounting Referee, the costs of which shall be borne equally by the Parties. If the Purchase Price is further adjusted pursuant to the provisions of this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 2.13. Buyer and Seller agree that they will file all Tax Returns (including IRS Form 8594) consistent with the Allocation.

2.14 Earn-Out Payments. Following Closing, Buyer shall pay to Seller each Earn-Out Payment as and when determined in accordance with Exhibit F, in cash in immediately available funds by wire transfer to an account designated by Seller by notice to Buyer. Solely for U.S. federal income Tax purposes, a portion of any Earn-Out Payment shall be treated as interest as required by Section 483 or Section 1274 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1 Organization of Seller. Seller is a corporation duly incorporated and validly existing under the laws of the State of Delaware, is qualified to do business and is in good standing under the laws of the State of West Virginia, and has full power and right to carry on its business as such is now being conducted and to own, operate, lease and sell, as contemplated by this Agreement, the Assets.

3.2 Authorization; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which Seller is a party, to sell the Assets and to perform all other obligations to be performed by Seller hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement or any of the Transaction Documents to which

Seller is a party. This Agreement constitutes, and each Transaction Document to which Seller is a party, when duly and validly executed and delivered by Seller will constitute (assuming due authorization, execution and delivery by Buyer and any other Persons party thereto), legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

3.3 No Conflict. Assuming receipt of all Consents and the waiver of, or compliance with, the HSR Act (if applicable) and other transfer restrictions, except as set forth on Schedule 3.3, Seller’s execution and delivery of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby by Seller shall not:

(a) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the Organizational Documents of Seller;

(b) violate any provision of any Laws applicable to Seller, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by any Material Contract or Real Property Interest, except where such conflict, breach, default or acceleration would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(d) result in the creation or imposition of any Lien upon one or more of the Assets, except for the Permitted Liens or where such Lien would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Consents and Approvals. Except as set forth on Schedule 3.4, and assuming compliance with the HSR Act (if applicable), no material Consent is required to be obtained by Seller in connection with the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby. There are no Preferential Purchase Rights to which Seller is a party or to which the Assets are subject that are applicable to the transactions contemplated hereby.

3.5 Contracts.

(a) Schedule 3.5(a) includes a description of the following Applicable Contracts (each, a “Material Contract”) in effect as of the Execution Date:

(i) all Applicable Contracts for Indebtedness;

(ii) all Applicable Contracts constituting any hedge or derivative Contract (in each case);

(iii) all Applicable Contracts respecting any partnership or joint venture;

(iv) each Applicable Contract with Seller or any Affiliate of Seller (other than the Gathering Agreement);

(v) each Applicable Contract that is not terminable without penalty on 30 days or less notice;

(vi) each Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest Contracts;

(vii) each Applicable Contract, other than those described in clause (viii) below, involving remaining payments by the owner of the Assets in excess of $75,000.00 per year or $200,000.00 in the aggregate;

(viii) each Applicable Contract for lease or purchase of personal property (including compressors) or real property involving remaining payments by the owner of the Assets in excess of $75,000.00 per year or $200,000.00 in the aggregate;

(ix) each swap, option, hedge, futures or similar instrument or Contract involving natural gas or other commodity trading;

(x) each Applicable Contract that constitutes a natural gas, liquids or other hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract;

(xi) each Applicable Contract for the construction of a gathering or other pipeline system;

(xii) each Applicable Contract with any Governmental Authority;

(xiii) each Applicable Contract for joint marketing or development;

(xiv) each Applicable Contract that constitutes a plant agreement or operational balancing agreement; and

(xv) each Applicable Contract that constitutes a pipeline interconnect or facility operating agreement with respect to all or any part of the Assets.

(b) Except as set forth on Schedule 3.5(b), Seller is, and, to Seller’s Knowledge, all counterparties are, in material compliance with, and not in default in any material respect under, all Material Contracts. Prior to the execution of this Agreement, Seller has made available to Buyer true and complete copies of each Material Contract.

3.6 Litigation. Except as set forth on Schedule 3.6, there are no (a) Proceedings pending or, to the Knowledge of Seller, threatened by any Person against Seller with respect to the Assets or Seller’s ownership or operation of the Assets (b) Proceedings brought by Seller or any of its Affiliates with respect to the Assets or (c) Orders or unsatisfied judgments from any Governmental Authority binding upon the Assets or upon Seller relating to the Assets.

3.7 Brokers’ Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer or its Affiliates will become liable or obligated.

3.8 Taxes. Except as set forth on Schedule 3.8 (a) all Tax Returns required to be filed by Seller related to the Assets have been filed; (b) all Taxes due and payable with respect to the Assets have been paid whether or not shown as due on such Tax Returns; (c) there are no Liens (other than Permitted Liens) on any of the Assets that arose in connection with the failure to pay any Tax by Seller; (d) there are no Proceedings, claims or notices of deficiency pending against or threatened in writing against Seller in connection with any unpaid Tax directly related to the Assets; (e) no Tax Returns of Seller directly related to the Assets are under audit or examination by any Governmental Authority; (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return by Seller related to the Assets or the assessment or collection of any Tax related to the Assets and (g) to the Knowledge of Seller, no written claim has been made by any Governmental Authority in a jurisdiction where Seller does not file a Tax Return or pay a Tax directly related to the Assets that it is or may be required to file such a Tax Return or pay such a Tax (as the case may be) directly related to the Assets in that jurisdiction. No Asset (i) is property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code. Notwithstanding any provision in this Agreement to the contrary, (A) the representations and warranties in this Section 3.8 are being made only with respect to Taxes that relate to the Assets or for which Buyer may have liability and (B) this Section 3.8 shall be the exclusive representations and warranties of Seller with respect to Tax matters, and no other representations or warranties are made with respect to such matters, including pursuant to Section 3.6 or Section 3.10.

3.9 Environmental Matters. Except as set forth on Schedule 3.9, including the orders of the Environmental Protection Agency set forth thereon (the “EPA Orders”):

(a) to the Knowledge of Seller, the ownership and operation of the Assets by Seller is in compliance with all Environmental Laws, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Seller has all material Environmental Permits required for the ownership or operation of the Assets and all such Environmental Permits are in good standing;

(c) Seller is not in default in any material respect under any material Environmental Permit;

(d) neither Seller nor any of its Affiliates is subject to any Proceeding related to the Assets that is pending or, to the Knowledge of Seller, threatened, whether judicial or administrative, alleging any noncompliance in any material respect with, or potential material liability under, any Environmental Law or any release or any Hazardous Substance;

(e) to the Knowledge of Seller, no Hazardous Substances have been used, generated, treated, stored, disposed of, released or handled by Seller on or under the Assets except in compliance with applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(f) there is no site to which Seller has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of Seller, is the subject of any environmental action.

Notwithstanding any provision in this Agreement to the contrary, this Section 3.9 shall be the exclusive representations and warranties of Seller with respect to Environmental Laws and other environmental matters, and no other representations or warranties are made with respect to such matters, including pursuant to Section 3.6 or Section 3.10.

3.10 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.10 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of Seller, the ownership and operation of the Assets by Seller is in compliance with all applicable Laws.

(b) Except as set forth on Schedule 3.10, to the Knowledge of Seller, (i) Seller is not in violation or default in any material respect of any material Transferred Permit and (ii) there are no Proceedings pending or, to the Knowledge of Seller, threatened that seek the revocation, cancellation, suspension or adverse modification of any Transferred Permit.

3.11 Title. Except at set forth on Schedule 3.11:

(a) no part of the Gathering System is located on lands that are not subject to either a Permit held by Seller permitting the location of such Gathering System on the lands covered by the Permit or a Real Property Interest included in the Assets;

(b) Seller is not in material breach and, to the Knowledge of Seller, no counterparty is in material breach under any instrument under which Seller holds title to any Real Property Interest; and

(c) Seller has Defensible Title to all material Assets.

3.12 Capital Commitments. Schedule 3.12 sets forth all written commitments to incur capital expenditures, on or after the Effective Time, in connection with the ownership or operation of the Assets. Schedule 3.12 also includes the current budget for ongoing capital expenditures with respect to the Pipelines Under Construction.

3.13 Seller Guarantees. Schedule 3.13 lists all Seller Guarantees maintained by Seller or any of its Affiliates with respect to the Assets.

3.14 No Material Adverse Effect. Except as disclosed on Schedule 3.14 from and after January 1, 2011 to the Execution Date, (a) there has not occurred any event or circumstance that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) there has been no Casualty with respect to the Assets.

3.15 Gas Imbalances. Except as disclosed on Schedule 3.15, there do not exist, as of the Execution Date, any gas imbalances (gathering, processing, transportation or otherwise) that are associated with the Assets that would require a material payment to a Third Party and for which Buyer would (following consummation of the transactions contemplated hereby) be responsible.

3.16 Intellectual Property. Seller holds no Intellectual Property in connection with the ownership or operation of the Assets. No Third Party has asserted against Seller any written claim that Seller is infringing the Intellectual Property of such Third Party in connection with the ownership or operation of the Assets.

3.17 Condition of Property. Except as set forth on Schedule 3.17 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to Seller’s Knowledge, all material fixtures, facilities, equipment and personal property included in the Assets are in a state of adequate repair consistent with applicable industry standards, subject to ordinary wear and tear.

3.18 Certain Regulation. None of the Assets is presently subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act (15 U.S.C. Section 717, et seq.) or under the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301). In addition, as of the Execution Date, the West Virginia Public Service Commission has not asserted jurisdiction over natural gas gathering facilities in West Virginia, and accordingly, the Assets, as they are currently configured and operated (including the services currently provided on the Assets), are not, as of the Execution Date, regulated by the West Virginia Public Service Commission as a “public utility,” “local distribution company,” “intrastate pipeline” or “gas utility” and, as they are currently configured and operated (including the services currently provided on the Assets), are not, as of the Execution Date, rate-regulated by the West Virginia Public Service Commission. The transfer of the Assets does not require the approval of the West Virginia Public Service Commission.

3.19 Sufficiency of Assets/Affiliate Transactions. Except to the extent associated (a) with the Excluded Assets, (b) with general corporate services or field personnel, or (c) as set forth on Schedule 3.19: (i) no Affiliate of Seller holds any assets or properties currently used in connection with the ownership or operation of the Assets, and (ii) the Assets constitute all material assets, properties and Contract rights of Seller and its Affiliates that are presently used by Seller in connection with the Gathering System.

3.20 Insurance. The Assets are covered by valid and currently effective insurance policies in such type and amount as is consistent with the customary practices and standards of companies engaged in businesses and operations similar to that of Seller.

3.21 Employee Benefit Plans and Benefits. No benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by Seller or any ERISA Affiliate, whether formal or informal, written or oral (“Employee Benefit Plan”) is a “defined benefit plan” (as such term is defined in Section 3(37) of ERISA) or subject to Title IV of ERISA or Section 412 of the Code, and no Employee Benefit Plan is a multi-employer plan as defined in Section 3(37) of ERISA. Buyer’s purchase of the Assets will not result in any liability to Buyer under Title IV of ERISA or under Section 412 of the Code.

3.22 Seller Financial Information. The Seller Financial Information fairly presents in all material respects the financial condition of the Assets as of December 31, 2011.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization of Buyer. Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware, is qualified to do business and is in good standing under the laws of any jurisdiction where such qualification is necessary, including, as of the Closing, West Virginia, and has full power and right to carry on its business as such is now being conducted.

4.2 Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which Buyer is a Party, to purchase the Assets on the terms described herein and to perform all obligations to be performed by Buyer hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which Buyer is a Party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action required on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement or any of the Transaction Documents to which Buyer is a party. This Agreement constitutes, and each Transaction Document to which Buyer is a party, when duly and validly executed and delivered by Buyer will constitute (assuming due authorization, execution and delivery by Seller and any other Persons party thereto), legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

4.3 No Conflict; Consents. Assuming compliance with the HSR Act (if applicable), Buyer’s execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer shall not:

(a) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the Organizational Documents of Buyer;

(b) violate any provision of any Laws applicable to Buyer, except where such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder;

(c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by any Contract to which Buyer is a party or bound, except where such conflict, breach, default or acceleration would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; or

(d) result in the creation or imposition of any Lien upon material property of Buyer, except where such Lien would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

4.4 Consents and Approvals. Assuming compliance with the HSR Act (if applicable), no Consent is required to be obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.5 Litigation. There are no (a) Proceedings pending, or, to Buyer’s knowledge, threatened in writing by any Person against Buyer or (b) Orders or unsatisfied judgments from any Governmental Authority binding upon Buyer, except (in each case) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

4.6 Brokers’ Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Seller will become liable or obligated.

4.7 Financial Ability. Immediately prior to the scheduled Closing set forth in Section 7.1 and at Closing, Buyer will have, through a combination of cash on hand and funds readily available under credit facilities with sufficient borrowing capacity thereunder or through debt financing or private equity investors, funds sufficient to (a) pay the Purchase Price and any other expenses incurred by Buyer in connection with this Agreement, (b) fund the consummation of the transactions contemplated by this Agreement and the Transaction Documents and (c) satisfy all other costs and expenses arising in connection herewith and therewith, each without encumbrance or delay and without causing Buyer to become insolvent or declare insolvency.

4.8 Regulatory. Prior to the scheduled Closing, Buyer shall be qualified per all regulations of Governmental Authorities and other applicable Laws to own and operate the Assets, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer will have (a) by the scheduled Closing Date all lease bonds, area-wide bonds and any other surety bonds as may be required by or in accordance with all applicable Laws governing the ownership and operation of the Assets and (b) filed or will file within 10 Business Days after Closing any and all currently required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

4.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of gathering facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, except for its reliance on Seller’s representations and warranties in Article III, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by Seller or any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or will satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Gathering System and other Assets.

4.10 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and has acquired or will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE V

COVENANTS

5.1 Conduct of Business, Operation of Assets.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, except (1) for Emergency Operations, (2) for those actions and operations necessary to construct and hookup the Pipelines Under Construction pursuant to the budget set forth in Section 3.12, (3) for any other capital commitments set forth on Schedule 3.12 or (4) actions expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall:

(i) operate its business solely as it relates to the Assets in the Ordinary Course of Business;

(ii) give written notice to Buyer as soon as is practicable of any written notice received or given by Seller with respect to any alleged breach by Seller or other Person of any Material Contract, Real Property Interest or Transferred Permit;

(iii) with respect to Emergency Operations, notify Buyer of such emergency and the related Emergency Operations as soon as reasonably practicable;

(iv) give prompt notice to Buyer of (A) any written notice of any material damage or any Casualty to any of the Assets of which Seller has Knowledge and (B) any written notice received or made by Seller of any material claim asserting any tort or violation of Law or any new Proceeding, that (in each case) relates to the Assets;

(v) update Schedule 2.1(c) with each Applicable Contract entered into by Seller from and after the Execution Date as permitted under this Agreement; and

(vi) update Schedule 3.5(a) with each Material Contract entered into by Seller from and after the Execution Date as permitted under this Agreement.

(b) Without limiting the generality or effect of Section 5.1(a), from the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, except (1) for Emergency Operations, (2) for those actions and operations necessary to construct and hookup the Pipelines Under Construction pursuant to the budget set forth on Schedule 3.12, (3) for any other capital commitments set forth on Schedule 3.12 or (4) actions expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not take any action to:

(i) liquidate, dissolve, recapitalize or otherwise wind up its business solely as it relates to the Assets;

(ii) change its accounting methods, policies or practices, in each case solely as they relate to the Assets, except as required by applicable Law;

(iii) sell, assign, transfer, suffer any Lien (other than a Permitted Lien) upon, grant or otherwise dispose of any Asset or any material right regarding the Assets to any Person except in the Ordinary Course of Business, except (in each case) in connection with any settlement of the Proceedings set forth on Schedule 3.6 which does not materially impair Buyer’s rights under the Subject Leases;

(iv) create, incur or assume any Lien on any Asset, other than Permitted Liens or any Liens that are satisfied and released prior to the Closing;

(v) (A) enter into any Applicable Contract that would be required to be listed on Schedule 3.5(a) if the representation made by Seller in Section 3.5 was remade at Closing without reference to the Execution Date, or (B) materially amend, modify or waive any rights or obligations under any Material Contract or terminate any Material Contract before the expiration of the terms thereof, other than to the extent any such Material Contract terminates pursuant to its terms;

(vi) make any capital expenditures with respect to the Gathering System or other Assets in excess of $100,000.00 in the aggregate;

(vii) commence, settle or propose to settle any Proceedings related to the Assets for which Buyer will be responsible from and after the Closing;

(viii) (A) amend any Tax Return related to Property Taxes with respect to the Assets, (B) surrender any right to claim a refund of Property Taxes with respect to the Assets, or (C) extend or waive the limitations period applicable to any Property Tax claim or assessment relating to the Assets;

(ix) amend or modify any instrument creating any Real Property Interest included in the Assets or release or surrender any Real Property Interest included in the Assets, except (in each case) in connection with any settlement of the Proceedings set forth on Schedule 3.6 which does not materially impair Buyer’s rights under the Subject Leases; or

(x) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding the provisions of Section 5.1(a) and Section 5.1(b) above, Seller shall have the right to enter into the Applicable Contracts set forth on Schedule 3.19 to the extent the terms of the final, executed agreements, in each case, do not materially differ from the terms of the drafts of such agreements previously provided to Buyer for review.

5.2 Access and Information.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, but subject to the other provisions of this Section 5.2 and obtaining any required consents of Third Parties (with respect to which consents Seller shall use Reasonable Efforts to obtain), Seller shall afford to Buyer and its Representatives reasonable access, during normal business hours, to the Assets and all Records and other documents (including title records and documents) in Seller’s or its Affiliates’ possession relating to the Gathering System and other Assets to conduct title due diligence (including surveys), environmental due diligence (including environmental assessments) and other due diligence with respect to the Assets. Seller shall also make available to Buyer and its Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Gathering System and other Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any of its Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any of its Representative shall result from Buyer’s own independent review and judgment. Buyer shall coordinate Buyer’s and its Representatives’ access rights and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller and Seller shall have the right to accompany Buyer and any Representative of Buyer in connection with any physical inspection of the Assets. Buyer shall, and Buyer shall cause all of its Representatives to, abide by Seller’s, and any Third Party operator’s safety rules, regulations and operating policies while conducting Buyer’s due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets.

(b) Before conducting any sampling, boring, drilling or other invasive investigation activities with respect to any environmental due diligence (“Invasive Activities”) on or with respect to any of the Assets, Buyer shall furnish Seller with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted and a description of the approximate location and expected timing of such activities. If Seller reasonably determines that any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Assets or the real property and other assets associated with the Assets or if Seller reasonably determines that it is necessary in order to comply with Seller’s safety policies and procedures, Seller may require appropriate modification of the proposed Invasive Activity. Seller shall notify Buyer of any such modification within three Business Days of Seller’s receipt of the above referenced written description. Any Invasive Activities shall be conducted by ENVIRON or by such other reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld or delayed), and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Representative” of Buyer hereunder. Seller shall have the right, at its option, to split any samples collected from the Assets with Buyer. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and/or be permitted to conduct, any environmental due diligence (including any Phase I environmental property assessment) with respect to any Assets where Seller does not have the authority to grant access for such due diligence, unless Buyer obtains the necessary authority.

(c) Buyer hereby indemnifies each Seller Indemnified Party from and against any and all Damages (including any injury, loss or damage arising out of such entry that may occur to Buyer or any Representative of Buyer) arising out of or resulting from any office visit, field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Representative of Buyer with respect to the Gathering System and other Assets, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY THOSE DAMAGES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND THOSE DAMAGES EXISTING PRIOR TO BUYER’S DUE DILIGENCE ACTIVITY.

(d) Buyer agrees to promptly provide Seller, but in any event no later than 30 days after receipt or creation of the following reports and/or test results, copies of all final environmental and title reports and environmental test results (in each case) prepared by Buyer and/or any Buyer Representative, which contain data collected or generated from Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said reports and/or test results or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or Seller’s Affiliates (i) repair any damage to the Assets (including the real property and other assets associated therewith) such that the Assets are returned to their approximate condition prior to commencement of Buyer’s due diligence, or if such repairs are impossible or impracticable, replace the Assets affected by such damage, provided that Buyer shall only be obligated to make such repairs or replacements to the extent such damage was caused by or arose out of Buyer’s due diligence, and (ii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any material disturbance to the Assets (including the real property and other assets associated therewith) resulting from the due diligence conducted by or on behalf of Buyer will be promptly corrected by Buyer.

(f) During all periods that Buyer and/or any Representatives of Buyer are on the Assets for purposes of this Section 5.2, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for 30 days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the lands underlying the Assets.

5.3 Regulatory Filings. From the Execution Date until the Closing:

(a) Each of Buyer and Seller shall, and shall cause their respective Affiliates to (i) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, including the HSR Act (to the extent applicable) and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the Execution Date (provided that Seller shall pay one-half of the filing fee due in connection with any one filing pursuant to the HSR Act as a result of this Agreement and Buyer shall pay any remaining filing fees due in connection with all filings pursuant to the HSR Act), (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use Reasonable Efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vii) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (viii) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any

Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

(b) In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement.

5.4 Seller Guarantees. Buyer shall use its Reasonable Efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing, valid and binding written releases of Seller and its Affiliates, as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Seller Guarantees set forth on Schedule 3.13 and in effect as of the Closing, and, effective as of the Closing, Buyer shall provide substitute guarantees or other credit support in the same form as provided by Seller with terms that are at least as favorable to the counterparty as the terms of the applicable Seller Guarantees; provided that if Buyer, despite it using its Reasonable Efforts and its compliance otherwise with the foregoing, is unable to obtain the valid and binding written release of Seller under any Seller Guarantee, then Buyer shall indemnify Seller with respect to any claim or Damages resulting from or attributable to such unreleased Seller Guarantee and provide to Seller security reasonably acceptable to Seller to provide immediate support in respect of such indemnity obligation.

5.5 Consents.

(a) With respect to each Consent set forth on Schedule 3.4, Seller, prior to Closing, shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(b) If Seller fails to obtain a Consent set forth on Schedule 3.4 prior to Closing and (i) the failure to obtain such Consent would cause (A) the assignment of the Assets (or portion thereof) affected thereby to Buyer to be void or (B) the termination of a Real Property Interest under the express terms thereof, (ii) the Consent requested by Seller is denied in writing or (iii) the Consent is required from a Governmental Authority, then, in each case, (x) the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing and (y) the Parties shall cooperate with each other to agree upon documents to be delivered at Closing that are designed to give to Buyer the benefit of the Asset (or portion thereof) so excluded with Buyer agreeing to be responsible for all of the liabilities associated therewith (including by way of Seller holding title to such Asset in trust for Buyer or as otherwise mutually agreed). In the event that any such Consent (with respect to an Asset excluded pursuant to this Section 5.5(b)) that was not obtained prior to Closing is obtained following the Closing Date, then, on the tenth Business Day after such Consent is obtained, Seller shall assign the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent to Buyer pursuant to an instrument in substantially the same form as the Assignment.

(c) If Seller fails to obtain a Consent set forth on Schedule 3.4 prior to Closing and (i) the failure to obtain such Consent would not cause (A) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or (B) the termination of a Real Property Interest under the express terms thereof, (ii) such Consent requested by Seller is not denied in writing by the holder thereof, and (iii) such Consent is not required from a Governmental Authority, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets. Any Damages that arises due to the failure to obtain such Consent shall be borne by Buyer.

(d) Prior to Closing, Seller shall use its Reasonable Efforts, with reasonable assistance from Buyer (including Buyer providing reasonably requested assurances of financial condition and qualifications), to obtain all Consents listed on Schedule 3.4; provided, however, that Seller shall not be required to incur any liability or pay any money in order to obtain any such Consent. Seller shall provide copies to Buyer of each such Consent so obtained prior to Closing.

5.6 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, except as set forth below, from and after the Execution Date, Buyer shall assume all risk of loss with respect to any decrease in the amount of hydrocarbon throughput utilizing the Gathering System, for any reason, including through normal depletion of those wells connected to the Gathering System, other mechanical failure (including watering out, collapsed casing or sand infiltration of any well connected to the Gathering System) and the depreciation of pipelines and other personal property included in the Assets due to ordinary wear and tear.

(b) If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty (a “Casualty”) or is taken in condemnation or under right of eminent domain (a “Condemnation Proceeding”) and the Damages resulting from such Casualty or Condemnation Proceeding (which shall include the estimated amount of reduction in the fair market value of such Assets or, in the event of a Casualty, the estimated cost of repairing the Assets damaged or destroyed by such Casualty or replacing such Assets with assets of similar utility and which shall take into account any lost profits as a result of the inoperability of the Gathering System or portion thereof affected by such Casualty or Condemnation Proceeding) (the “Restoration Costs”) is less than 1% of the Closing Payment, then Buyer shall nevertheless be required to close and Seller, at Closing, shall pay to Buyer (or its designee) all sums paid to Seller by Third Parties by reason of such Casualty or Condemnation Proceeding with respect to the affected Assets and shall assign, transfer and set over to Buyer or Buyer’s designee all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any liabilities or claims, other than insurance claims, of or against the Seller Indemnified Parties) arising out of such Casualty or Condemnation Proceeding with respect to the affected Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in connection with such Casualty or Condemnation Proceeding.

(c) Subject to the rights of the Parties under Section 9.1(f), if, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by a Casualty or is taken by a Condemnation Proceeding and the Restoration Costs resulting from such Casualty or Condemnation Proceeding is equal to or in excess of 1% of the Closing Payment, then Buyer shall nevertheless be required to close and Seller shall have the right to elect to (i) reduce the Closing Payment by the Restoration Costs relating to such Casualty or Condemnation Proceeding or (ii) repair and restore the affected Asset at Seller’s sole cost and expense (which repair and restoration may extend post-Closing) and (in either case) Seller shall be entitled to all sums paid to Seller by Third Parties by reason of such Casualty or Condemnation Proceeding with respect to the affected Assets and all rights, title, interests and claims against Third Parties arising out of or relating to such Casualty or Condemnation Proceeding.

(d) If any action for a Condemnation Proceeding is pending or threatened with respect to any Asset or portion thereof after the Execution Date, which would result in Restoration Costs of less than 15% of the Closing Payment if such Condemnation Proceeding was successful, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or Buyer’s designee all of Seller’s right, title and interest (if any) in such Condemnation Proceeding, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such Condemnation Proceeding with respect to the Assets.

5.7 Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the term “Antero” or any trademarks, service marks, slogans or logos containing or comprising the foregoing, or any trademark, service mark, slogan or logo confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees (on behalf of itself and its Affiliates) that it shall (a) cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within 30 days following the Closing Date, and (b) remove, strike over or otherwise obliterate all Seller Marks from all Assets and all other materials owned, possessed or used by Seller or its Affiliates. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 5.7 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at Law or in equity. This covenant shall survive indefinitely without limitation as to time.

5.8 Transferred Records.

(a) On or before 30 days after the Closing Date, Seller will deliver to Buyer copies of all Transferred Records that are in the possession or control of Seller or its Affiliates.

(b) Buyer shall preserve and keep a copy of all Transferred Records in Buyer’s possession for a period of at least seven years after the Closing Date. After such seven-year period, before Buyer shall dispose of any such Transferred Records, Buyer shall give Seller at least 90 days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Transferred Records as Seller may select. Buyer shall provide to Seller, at no cost or expense to Seller, full access to such Transferred Records as remain in Buyer’s possession.

5.9 Transferred Permits. Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Transferred Permits as a result of or in furtherance of the transactions contemplated by this Agreement and the Transaction Documents. Buyer shall promptly provide Seller with copies of all such filings when made. Without any obligation to incur any out-of-pocket costs, Seller shall use Reasonable Efforts to cooperate with Buyer to assist Buyer as reasonably necessary to achieve the transfer or reissuance of such Transferred Permits and any other Permits issued to or held by Seller in connection with Seller’s ownership or operation of the Gathering System and other Assets upon Buyer’s reasonable request.

5.10 Insurance. Buyer hereby acknowledges that on and as of the Closing Date, Buyer shall be responsible for obtaining and maintaining insurance covering the Assets and that, subject to Section 5.6, on and as of the Closing Date, Seller shall not be responsible for the maintenance of any insurance policy relating to the Assets.

5.11 Liability for Transfer Taxes. Buyer shall be responsible for any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from or that are imposed upon Seller as a result of the transactions contemplated by this Agreement. Buyer and Seller, as appropriate, shall, at the expense of Buyer, file, to the extent required by applicable Laws, all necessary Tax Returns and other documentation with respect to such Taxes, and, if required by applicable Laws, Buyer and/or Seller, as appropriate, will join in the execution of any such Tax Return or other documentation of the other.

5.12 Certain Tax Matters.

(a) In connection with the preparation of Tax Returns directly related to the Assets, payment of Taxes related to the Assets, audit examinations directly related to the Assets, and any administrative or judicial proceedings regarding Tax Liabilities that are imposed on Seller or Buyer and directly relate to the Assets, Buyer and Seller shall cooperate fully with each other, including with respect to the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the payment of such Taxes, the conduct of such audit examinations or the defense of claims by Governmental Authorities as to the imposition of such Taxes.

(b) For all purposes of this Agreement, ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets for a Tax period that begins before and includes the Effective Time shall be apportioned between the period ending prior to the Effective Time and the period from and after the Effective Time by prorating such Property Taxes on a daily basis over the entire Tax period. For this purpose, a “Tax period” for Property Taxes shall be deemed to begin on the July 1st assessment date and end on June 30th of the following calendar year.

(c) Notwithstanding anything in this Agreement to the contrary, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a Qualified Intermediary in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code (an “Exchange”). In the event Seller assigns the Assigned Rights to a Qualified Intermediary pursuant to this Section 5.12(c), then Seller agrees to notify Buyer in writing of such assignment at or before the Closing. Buyer hereby consents to any such assignment and Buyer agrees to pay the Closing Payment (as may be adjusted under the terms of this Agreement) for the Assets and any Earn-Out Payment into a qualified escrow or qualified trust account as directed by the Qualified Intermediary and Seller in writing and upon making such payment(s), Buyer’s obligation to pay such amount to Seller under this Agreement shall be deemed satisfied and fully discharged; provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange, (ii) Seller shall effect its Exchange through an assignment of the Assigned Rights to a Qualified Intermediary, but such assignment shall not release Seller from any of its liabilities or obligations to Buyer under this Agreement and (iii) Seller shall indemnify Buyer against any additional costs or Damages directly incurred by Buyer on account of such Seller’s consummation of the transaction through an Exchange. Each of Seller and Buyer hereby acknowledge and agree that any assignment of this Agreement by Seller pursuant to this Section 5.12(c) shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement (except as provided in the preceding sentence). Buyer further consents to the reassignment, following the Closing, of all of the Assigned Rights that survive the Closing from the Qualified Intermediary to Seller. Buyer by its consent to an Exchange shall not be responsible in any way for Seller’s compliance with such Exchange and makes no representations as to any particular tax treatment that may be afforded to Seller by reason of such assignment or any other actions taken in connection with the Exchange.

5.13 Further Assurances. Each Party hereto will, at the reasonable request of any other Party hereto, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement and the Transaction Documents, including taking such actions and executing such documents as may be required to transfer (to the extent transferable) any Permits required for Buyer or its Affiliates to own or operate the Assets following Closing; provided, however, that no such action, document, instrument or conveyance shall increase a Party’s liability beyond that contemplated by this Agreement.

5.14 Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known as of the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 6.1 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto (the “Post-Signing Information”); provided, however, that if Closing shall occur, and if Buyer would have had the right to terminate this Agreement on account of a breach of Seller’s representations, warranties or covenants under this Agreement relating to the Post-Signing Information, then all Post-Signing Information disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise. In addition to the foregoing, prior to Closing, Seller shall update Schedules 2.1(a), 2.1(b), 2.1(c), 2.1(d) and 2.1(e) to reflect additions to such Schedules on account of matters occurring after the Execution Date and prior to the Closing, including on account of the construction of all or a portion of the Pipelines Under Construction.

5.15 No Shop. Seller shall not, and shall not permit its Affiliates to directly or indirectly, (a) encourage, discuss, initiate, negotiate, authorize or propose or enter into, any transaction involving a purchase or disposition of any material amount of the Assets other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), or (b) furnish or cause to be furnished, to any Person, any information concerning the Assets or Seller’s ownership or operation thereof in connection with a proposed Acquisition Transaction. Seller shall promptly notify Buyer after receipt by Seller or any of its Affiliates of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction.

5.16 Non-Compete. During the two year period following the Closing Date, except as otherwise permitted or contemplated under the provisions of the Gathering Agreement, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own any interest in, manage, control, participate in, render services for or operate any Low Pressure (as defined in the Gathering Agreement) gathering system within the Dedication Area (as defined in the Gathering Agreement) to the extent such system is used for transporting gas produced from the Marcellus Formation from wells in which neither Seller nor its Affiliates own any interest (a “Competing Business”); provided, however, that nothing herein shall prohibit Seller or any of its Affiliates from (i) acquiring any interest in another Person if such other Person engages in a Competing Business and the revenue of such Competing Business represents less than 10% of such Person’s total revenue, (ii) having a Controlling interest in itself acquired, directly or indirectly, by another Person engaged in a Competing Business and, following such acquisition, such acquiring Person continues to engage in such Competing Business, or (iii) owning an aggregate of not more than 5% of the outstanding securities of any class of any corporation or other entity engaged in a Competing Business, if such securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, provided that Seller and its Affiliates do not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and are not involved in the management of such corporation or other entity. Notwithstanding anything contained in this Agreement to the contrary, the prohibitions contained in this Section 5.16 shall not restrict Seller’s or its Affiliates’ actions with respect to the gathering system and related facilities described in Exhibit D to the Gathering Agreement or any rights reserved pursuant to Section 2.3 of the Gathering Agreement.

5.17 Debt Financing and Cooperation.

(a) Buyer has provided to Seller a true and complete copy of the commitment letter, dated February 24, 2012, by and among Buyer and Lenders (the “Debt Financing Commitment”), pursuant to which the Lenders have committed to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”); provided, however, that if certain terms of the Debt Financing Commitment are set forth in other agreements (excluding, however, any fee letters), Buyer has provided to Seller, on a confidential basis, true and complete copies of such other agreements that have been redacted to delete any confidential compensation information. On or prior to the Execution Date, neither the Debt Financing Commitment nor any fee letter or other agreement entered into in connection therewith has been amended, supplemented or modified, and no such amendment or modification is contemplated, and as of the Execution Date the commitments contained in the Debt Financing Commitment have not been withdrawn, terminated or rescinded in any respect. Buyer has fully paid any and all commitment fees and other fees in connection with the Debt Financing Commitment that are due and payable on or prior to the Execution Date. The Debt Financing Commitment is in full force and effect and is the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, of the other parties thereto.

(b) From and after the Execution Date and continuing until the Closing, Seller shall use its Reasonable Efforts to, at Buyer’s sole cost and expense: (i) have representatives from Seller participate in a reasonable number of meetings, due diligence sessions and sessions with rating agencies in connection with the Debt Financing, provided that such meetings and/or sessions are held in Denver, Colorado or held via conference call; (ii) provide reasonably requested information to Buyer in order to assist Buyer with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing and (iii) take such other actions as reasonably requested and which are customary in connection with the completion of debt financings similar to the Debt Financing, including assistance in preparation of perfection certificates, schedules to financing documents and similar matters; provided, however, that in no event shall Seller or its Affiliates be required to provide any representation letters to the Debt Financing Sources or any other Person; provided further, however, that nothing in this Section 5.17 shall require any such actions on the part of Seller to the extent it would interfere unreasonably with the business or operations of Seller; and provided further, however, that Seller shall not be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing and that cannot be rescinded or undone should the Closing not occur.

(c) For a period of three years after Closing, Seller will use Reasonable Efforts to provide Buyer and its Representatives reasonable access to the books, records and/or files of Seller to the extent pertaining to the Assets prior to Closing, and to the appropriate officers and employees of Seller and its Affiliates assigned to the operation of the Assets prior to Closing, in each case, (i) during normal business hours, (ii) upon reasonable notice and (iii) at Buyer’s sole cost, risk and expense, in order that Buyer can prepare any required audited financial information with respect to the Assets. During such period, Seller will use Reasonable Efforts not to destroy or allow the destruction of any books, records and/or files of Seller to the extent pertaining to the Assets prior to Closing without first offering in writing to deliver them to Buyer (at Buyer’s sole cost and expense).

ARTICLE VI

CONDITIONS TO OBLIGATIONS

6.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) to the extent applicable, all waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b) each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) without giving effect to the words “material,” or “Material Adverse Effect” contained in such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, the Fundamental Representations shall be true and correct as of the Closing, as if made at and as of that time, in all material respects;

(c) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing;

(d) Seller shall have delivered to Buyer a certificate dated the Closing Date in the form attached hereto as Exhibit D, certifying that the conditions specified in Sections 6.1(b) and 6.1(c) have been fulfilled;

(e) Seller shall have obtained and delivered to Buyer the Consents described on Schedule 3.4 and executed copies of the agreements described on Schedule 3.19;

(f) there shall not be in force any Law or Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and

(g) Seller shall have delivered (or be ready, willing and able to deliver at Closing) the documents and other items required to be delivered by Seller under Section 7.2.

6.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a) to the extent applicable, all waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct in all material respects as of such certain date) without giving effect to the words “material” or “material adverse effect” contained in such representations and warranties;

(c) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to the Closing;

(d) Buyer shall have delivered to Seller a certificate dated the Closing Date in the form attached hereto as Exhibit E, certifying that the conditions specified in Sections 6.2(b) and 6.2(c) have been fulfilled;

(e) there shall not be in force any Law or Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and

(f) Buyer shall have delivered (or be ready, willing and able to deliver at Closing) the documents and other items required to be delivered by Buyer under Section 7.3.

ARTICLE VII

CLOSING

7.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas 77002, commencing at 9:00 a.m. local time on or before five Business Days following the earlier to occur of (a) the expiration of the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby, and (b) the receipt of notice of early termination or the issuance of a consent order (in form and substance satisfactory to the Parties), in each case, by or from applicable Governmental Authorities pursuant to the HSR Act; provided that, if all conditions to Closing in Section 6.1 or Section 6.2 have not yet been satisfied or waived by such date, then five Business Days after all of such conditions have been satisfied or waived, or such other date as Buyer and Seller may mutually determine (as applicable, the “Closing Date”); provided, however, that, the Closing Date shall not occur prior to March 30, 2012 without the consent of each Party hereto.

7.2 Seller Deliverables. At the Closing, Seller will deliver the following documents and deliverables to Buyer:

(a) Seller shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties covering the Assets;

(b) Seller shall execute and deliver the Gathering Agreement;

(c) without waiving its rights under Section 2.10, Seller shall execute and deliver the Preliminary Settlement Statement;

(d) Seller shall deliver an executed statement described in Section 1.1445-2(b)(2) of the Treasury Regulations certifying that Seller is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder;

(e) Seller shall deliver a recordable release of any trust, mortgages, financing statements, fixture filings or security agreements made by Seller affecting the Assets, including UCC-3s and releases of Liens (in recordable form) filed pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of November 4, 2010, among Antero Resources Appalachian Corporation, Antero Resources Piceance Corporation, Antero Resources Pipeline Corporation and Antero Resources Appalachian Corporation as Borrowers, certain subsidiaries of Borrowers as Guarantors, JPMorgan Chase Bank, N.A. as Administrative Agent, Wells Fargo Bank, N.A. as Syndication Agent, Bank of Scotland plc, Union Bank, N.A., Credit Agricole Corporate and Investment Bank, BNP Paribas and Deutsche Bank Trust Company Americas as Co-Documentation Agents and the other lender parties thereto;

(f) Seller shall execute and deliver the Transition Services Agreement; and

(g) Seller shall execute and deliver any other Transaction Documents that are required by other terms of this Agreement to be executed and/or delivered by Seller at the Closing.

7.3 Buyer Deliverables. At the Closing, Buyer will deliver the following documents and deliverables to Seller:

(a) Buyer shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties covering the Assets;

(b) Buyer shall execute and deliver the Gathering Agreement;

(c) without waiving its rights under Section 2.10, Buyer shall execute and deliver the Preliminary Settlement Statement;

(d) Buyer shall deliver to Seller, to an account as designated in the Preliminary Settlement Statement by Seller, by direct bank or wire transfer in same day funds, the Adjusted Closing Payment;

(e) Buyer shall execute and deliver the Transition Services Agreement; and

(f) Buyer shall execute and deliver any other Transaction Documents that are required by other terms of this Agreement to be executed and/or delivered by Buyer at the Closing.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival.

(a) Subject to Section 8.1(b), the representations and warranties of Seller contained in Article III and in the certificate delivered pursuant to Section 6.1(d) and the covenants of Seller contained in this Agreement shall survive the Closing and shall continue in force and effect until one year after the Closing Date, except that (a) the representations and warranties of Seller contained in Section 3.1, Section 3.2 and Section 3.7 (collectively the “Fundamental Representations”) shall survive the Closing and continue in full force indefinitely; (b) the representations and warranties of Seller contained in Section 3.8 and the covenants of Seller contained in Sections 2.10, 2.11, 5.5(b), 5.8, 5.11, 5.12, 5.13 and Exhibit F shall survive the Closing until 60 days following the expiration of the applicable statute of limitations; and (c) the covenants of Seller contained in Sections 5.16 and 5.17(c) shall survive the Closing and continue in full force and effect for the periods set forth therein. Subject to the foregoing and as set forth in Section 8.1(b), the remainder of this Agreement shall survive the Closing indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Sections 8.2(a), 8.2(b), 8.3(a) and 8.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. The indemnities set forth in (i) Section 8.2(d) and Section 8.2(e) shall survive the Closing until two years after the Closing Date, and (ii) Section 8.2(c), Section 8.2(f), and

Section 8.2(g) shall survive the Closing until 60 days following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in this Article VIII if a bona fide claim is asserted prior to the date of termination for the applicable indemnity.

8.2 Indemnification Provisions for Benefit of Buyer. From and after the Closing and subject to the terms and conditions hereof, Seller hereby indemnifies, defends and holds harmless Buyer and its Affiliates and each of their respective members, managers, partners and Representatives (the “Buyer Indemnified Parties”) against any and all Damages incurred or suffered as a result of, relating to or arising out of:

(a) any breach of any representation or warranty made by Seller in Article III or in any certificate delivered pursuant to Section 6.1(d);

(b) any breach by Seller of any covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(c) (i) the payment, underpayment or nonpayment of Property Taxes relating to the Assets for periods prior to the Effective Time (as determined pursuant to Section 5.12 or (ii) any Taxes of Seller or its Affiliates (other than Property Taxes);

(d) personal injury, illness or death of Persons relating to the Seller’s ownership or operation of the Assets, to the extent such injury, illness or death arises from, results from or relates to events that occurred prior to Closing;

(e) Hazardous Substances related or attributable to the Assets that, prior to the Closing, were disposed of off-site from the Assets by Seller at Third Party commercial disposal facilities;

(f) any amounts payable to any Affiliate of Seller with respect to the Assets and the period prior to the Effective Time; and/or

(g) the Retained Liabilities.

Notwithstanding anything herein to the contrary, (x) Seller will not be liable under Section 8.2 for any Damages asserted against Seller hereunder unless such Damages have a value of more than $200,000.00 (the “Indemnity Claim Threshold”), and those Damages that do not exceed the Indemnity Claim Threshold shall not be counted in determining the Deductible; (y) Seller will not be liable under Section 8.2 until the Buyer Indemnified Parties have suffered aggregate Damages under Section 8.2 in excess of 1.25% of the Closing Payment (the “Deductible”), in which case only Damages under Section 8.2 in excess of the Deductible are recoverable; and (z) Seller will not be liable under Section 8.2 for Damages in excess of 10% of the Closing Payment, provided however, that the limitation in clause (x), (y) and (z) shall not apply to (1) any breach by Seller of any Fundamental Representation, (2) any breach by Seller of the representations and warranties set forth in Section 3.8, (3) any breach by Seller of the covenants of Seller contained in Sections 2.10, 2.11, 5.5(b), 5.11, 5.12, 5.16, 5.17(c) or 11.13 or (4) the indemnities set forth in Sections 8.2(c) through 8.2(g); and provided further, however, that Seller shall not be required to indemnify Buyer pursuant to Section 8.2(g) for any Damages for lost revenues or lost profits if any wells affected by the Proceedings set forth on Schedule 3.6 are shut-in or plugged and abandoned.

8.3 Indemnification Provisions for Benefit of Seller. From and after the Closing, Buyer hereby indemnifies, defends and holds harmless Seller and its Affiliates and each of their members, managers, partners and Representatives (the “Seller Indemnified Parties”) from and against any and all Damages incurred or suffered as a result of, relating to or arising out of:

(a) any breach of any representation or warranty made by Buyer in Article IV or in any certificate delivered pursuant to Section 6.2(d);

(b) any breach by Buyer of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement; and/or

(c) the Assumed Liabilities.

8.4 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) If any Person entitled to seek indemnification under Section 5.2(c), Section 8.2 or Section 8.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a Third Party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 5.2(c), Section 8.2 or Section 8.3 the Indemnified Party shall promptly (i) notify the Party against whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Damages attributable to the Third Party Claim, if known, and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent (and then only to the extent) the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim as provided in this Section 8.4(b). If the Indemnifying Party notifies the Indemnified Party, which notice can be given at any time after the Indemnifying Party’s receipt of the Claim Notice, that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Damage under this Agreement), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the Third Party asserting the claim to all Indemnified Parties affected by such claim and the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates or otherwise result in any material adverse effect on the Indemnified Party or (ii) the compromise or settlement relates to the Proceedings set forth on Schedule 3.6, and following such compromise or settlement, Buyer, as the Indemnified Party, will have no liability with respect to such litigation. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not timely notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.4(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, by all appropriate proceedings. In such circumstances, the Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party fails to notify the Indemnified Party of its consent or non-consent to such compromise or settlement within ten days from its receipt of a request therefor, the Indemnifying Party shall be deemed to have consented to such compromise or settlement. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) must be asserted by giving the Indemnifying Party written notice thereof prior to the expiration of the applicable survival period set forth in Section 8.1. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 20 Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20 Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) Any indemnification payment made pursuant to this Agreement shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim. The amount of any Damages shall take into account any net Tax benefits attributable to the circumstance or event giving rise to such Damages.

8.5 Extent of Indemnification. TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE DAMAGE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY ANY SUCH INDEMNIFIED PERSON. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.6 Waiver of Right to Rescission. BUYER AND SELLER WAIVE ANY RIGHT TO RESCIND THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

8.7 Exclusive Remedy and Release. Other than with regard to instances of fraud committed by a Party, the Parties hereby acknowledge and agree that the indemnification provisions and remedies set forth in Section 5.2(c) and in this Article VIII shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby and the Parties acknowledge and agree that the remedies available in Section 5.2(c) and in this Article VIII supersede any other remedies available at Law or in equity; provided that, notwithstanding anything to the contrary in this Section 8.7, the Parties agree that damages would be an inadequate remedy for claims of breach or failure to perform the covenants and/or obligations required to be performed under each of Section 5.7, Section 5.16 and Section 5.17(c) of this Agreement, and that either Party can seek specific performance, injunctive and/or similar equitable relief for such claims; provided further, that, notwithstanding anything in this Section 8.7, the Parties agree that either Party can file a suit in a court of competent jurisdiction to enforce the other Party’s obligations to provide the indemnities set forth in this Article VIII. Except for (a) the remedies contained in Section 5.2(c), Section 8.2 and Section 8.3, and (b) the remedies available at Law or in equity in connection with any Transaction Document delivered by a Party in connection with the consummation of the transactions contemplated hereby (other than the certificates delivered by the Parties pursuant to Sections 6.1(d) and 6.2(d)), from and after Closing, Seller and Buyer each (on behalf of itself and its Affiliates) releases, remises and forever discharges the other and its Affiliates and all such Persons’ members, managers, partners and Representatives from any and all Damages in Law or in equity, known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of this Agreement, the consummation of the transactions contemplated hereby, the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act, breaches of statutory or implied warranties, nuisance or other tort actions, and common Law rights of contribution.

8.8 Non-Compensatory Damages. None of the Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to recover from any other Party, or their respective Affiliates, any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover punitive, special, indirect, exemplary, consequential damages, remote or speculative, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

8.9 Materiality. For purposes of this Article VIII, any Damages resulting from any breach or inaccuracy in the representations and warranties under this Agreement or the corresponding representations and warranties given in the certificates delivered by the Parties at Closing pursuant to Section 6.1(d) and Section 6.2(d) shall be determined without regard to any materiality qualifiers (including any Material Adverse Effect) in or affecting such representations or warranties.

8.10 Tax Treatment of Payments. Any payments made to any Party pursuant to this Article VIII shall constitute a further adjustment of the Purchase Price (as adjusted pursuant to the terms of this Agreement) for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

ARTICLE IX

TERMINATION

9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Buyer and Seller as evidenced in a writing signed by each of Buyer and Seller;

(b) by Buyer, (i) if there has been a material breach of any representation, warranty or covenant of Seller contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller by the earlier of (A) 30 days after written notice thereof from Buyer has been received or (B) the Outside Termination Date, or (ii) if the conditions to the obligations of Seller at the Closing have been satisfied, and Seller fails to close;

(c) by Seller, (i) if there has been a material breach of any representation, warranty or covenant of Buyer contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer by the earlier of (A) 30 days after written notice thereof from Seller has been received or (B) the Outside Termination Date, or (ii) if the conditions to the obligations of Buyer at the Closing have been satisfied, and Buyer fails to close;

(d) by Buyer if any of the conditions set forth in Section 6.1(a), Section 6.1(d), Section 6.1(e), Section 6.1(f) or

Section 6.1(g) have not been satisfied (or waived) on or before the Outside Termination Date;

(e) by Seller if any of the conditions set forth in Section 6.2(a), Section 6.2(d), Section 6.2(e) or Section 6.2(f) have not been satisfied (or waived) on or before the Outside Termination Date;

(f) by either Party in the event of a Casualty or Condemnation Proceeding (including a threatened or pending Condemnation Proceeding) prior to Closing and the Restoration Costs related thereto exceed 15% of the Closing Payment; and

(g) by either Party, at such Party’s option, at any time following ten days after the Outside Termination Date;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to subsections (b), (c), (d) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement; and provided further, either Party may extend the Outside Termination Date, by prior written notice to the other Party, for an additional period of time not to exceed 60 days in order to provide such Party the opportunity to cure any breach of such Party’s representations, warranties or covenants (other than breaches of Section 4.4, Section 4.7 and Section 7.3(d)) that prevent the satisfaction of any condition to the obligations of the other Party at Closing.

9.2 Effect of Termination. If this Agreement is terminated under Section 9.1, except for the provisions of Article I, Sections 5.2(c) through 5.2(e), 8.8, this Section 9.2, Section 9.3, Article X and Article XI (other than Section 11.4(b)), this Agreement will terminate and the Parties shall have no liability or obligation to the other Parties hereunder; provided, however, that no Party will be released from liability for any Willful Breach of this Agreement accruing prior to such termination. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

9.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller or shall destroy all title, engineering, environmental assessments and/or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement (and subject to such retention rights as are provided in the Confidentiality Agreement) and an officer of Buyer shall certify same to Seller in writing.

ARTICLE X

DISCLAIMERS

10.1 Disclaimer—Representations and Warranties. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III OR IN THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 6.1(d), NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, WITH RESPECT TO THE ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III OR IN THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 6.1(d), SELLER, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES ASSOCIATED WITH THE ASSETS, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING: (A) TITLE, (B) ANY COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE, (C) ANY CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA ASSOCIATED WITH THE ASSETS, (D) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE ASSETS OR TRANSPORTABILITY OF ANY PRODUCT IN CONNECTION THEREWITH, (E) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS, (F) ANY FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE ASSETS OR THE INTERESTS, (G) THE ABSENCE OF PATENT OR LATENT DEFECTS, (H) THE STATE OF REPAIR OF THE ASSETS, (I) MERCHANTABILITY OR CONFORMITY TO MODELS, (J) ANY RIGHTS OF ANY MEMBER OF THE BUYER INDEMNIFIED PARTIES UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (K) FREEDOM FROM PATENTS, COPYRIGHT OR TRADEMARK INFRINGEMENT, (L) FITNESS FOR A PARTICULAR PURPOSE, AND (M) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES OR DECLINE RATES WITH RESPECT TO ANY OF THE PROPERTIES WHERE THE HYDROCARBONS THEREFROM ARE TRANSPORTED THROUGH THE GATHERING SYSTEM, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, TRANSPORTED THROUGH THE GATHERING SYSTEM.

10.2 Disclaimer—Statements and Information. SELLER, FOR ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III OR IN THE CERTIFICATE DELIVERED AT CLOSING PURSUANT TO SECTION 6.1(d), ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, DATA AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR ANY OTHER MEDIUM, BY COMPACT DISC, IN ANY DATA ROOM OR OTHERWISE) AT ANY TIME TO THE BUYER INDEMNIFIED PARTIES ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, INFORMATION, DATA OR MATERIALS REGARDING: (A) TITLE TO THE ASSETS, (B) COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE ASSOCIATED WITH THE ASSETS, (C) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE ASSETS, (D) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS OR BUDGET INFORMATION, (E) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE ASSETS OR TRANSPORTABILITY OF PRODUCT, (F) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS, (G) FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE ASSETS, (H) THE ABSENCE OF PATENT OR LATENT DEFECTS, (I) THE STATE OF REPAIR OF THE ASSETS, (J) ANY WARRANTY REGARDING MERCHANTABILITY OR CONFORMITY TO MODELS, (K) ANY RIGHTS OF ANY MEMBER OF THE BUYER INDEMNIFIED PARTIES UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (L) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, (M) WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (N) ANY WARRANTY REGARDING FITNESS FOR A PARTICULAR PURPOSE, AND (O) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES OR DECLINE RATES WITH RESPECT TO ANY OF THE PROPERTIES WHERE THE HYDROCARBONS THEREFROM ARE TRANSPORTED THROUGH THE GATHERING SYSTEM, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, TRANSPORTED THROUGH THE GATHERING SYSTEM.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) hand delivery, or (c) facsimile transmission. A notice shall be deemed effective on the date on which such notice is received by the addressee, if by mail or hand delivery, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt); provided, however, if such date is not a Business Day during regular business hours, then the date of receipt shall be on the next date which is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change.

If to Seller, to:

Antero Resources Appalachian Corporation

1625 17th Street

Denver, CO 80202

Telephone No.: (303) 357-7325

Facsimile No.: (303) 357-7315

Attn: Alvyn A. Schopp

With a copy to:

Vinson & Elkins LLP

1001 Fannin St., Suite 2500

Houston, Texas 77002-6760

Telephone No.: (713) 758-2511

Facsimile No.: (713) 615-5735

Attn: Yvette K. Schultz

If to Buyer, to:

Crestwood Marcellus Midstream LLC

717 Texas Avenue, Suite 3150

Houston, Texas 77002

Telephone No.: (832) 519-2200

Facsimile No.: (832) 519-2250

Attn: Robert G. Phillips

With a copy to:

Crestwood Marcellus Midstream LLC

717 Texas Avenue, Suite 3150

Houston, Texas 77002

Telephone No.: (832) 519-2200

Facsimile No.: (832) 519-2250

Attn: General Counsel

11.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any rights, interest, obligations or other parts hereof without the prior written consent of the other Party, which consent and approval may be denied in such other Party’s sole discretion; provided that Seller may assign its rights under this Agreement pursuant to Section 5.12(c).

11.3 Rights of Third Parties. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so); provided further, that, notwithstanding any provision to the contrary contained in this Agreement, the Parties expressly acknowledge and agree that the Debt Financing Sources are beneficiaries of any liability cap or limitation on damages or remedies against the Buyer Indemnified Parties and that the Debt Financing Sources are express third party beneficiaries of, and may enforce as such the provisions of Sections 9.2, 11.3, 11.11, 11.12 and 11.13 of this Agreement.

11.4 Expenses.

(a) Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

(b) All required documentary, filing and recording fees and expenses (other than the Taxes addressed in Section 5.11) in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets shall be borne by Buyer.

11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or other electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.6 Entire Agreement. This Agreement (together with the Exhibits and Schedules hereto), the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties and supersede any other agreements or representations, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating in any way to the transactions contemplated hereby or the subject matter of this Agreement.

11.7 No Partnership. This Agreement does not give rise now or in the future to an agency or partnership relationship among Seller and its Affiliates, on one hand, and Buyer and its Affiliates, on the other hand. It is not the intention of the Parties to form, and nothing in this Agreement shall be construed as forming, a partnership or joint venture among Buyer and Seller. Each Party agrees that Seller, on one hand, and Buyer, on the other hand, have not been, are not and will not be a fiduciary, partner or joint venturer to the other or to any of Buyer’s or Seller’s Affiliates, as applicable, and each Party agrees not to assert that Seller, on one hand, and Buyer, on the other hand, have ever acted as a fiduciary with respect to any aspect of the activities contemplated here.

11.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by all of the Parties.

11.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the applicable rules of any stock or commodities exchange after consultation with the other Party.

11.10 Non-Waiver. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

11.12 Governing Law; Jurisdiction.

(a) Except to the extent that the Laws of the State of West Virginia are mandatorily applicable to the Assignment in connection with the conveyances of property interests involving real property located in the State of West Virginia, this Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any Proceeding arising out of or related to this Agreement. The

Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party hereto or any of its Affiliates has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.12(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(e) Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any action, whether in Law or in equity, whether in contract or in tort or otherwise, in which the Debt Financing Sources are a party arising out of, or relating to, the transactions contemplated hereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their respective Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.1 shall be effective service of process against them for any such action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such action, (vi) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (vii) that any such claim, controversy or dispute shall be governed by, and construed in accordance with, the Laws of the State of New York.

11.13 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no Debt Financing Source shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim

(whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of Seller against Buyer hereunder, in no event shall Seller or any of its Affiliates or its or their respective Representatives seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source arising out of, or relating to, the transactions contemplated hereby.

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

ANTERO RESOURCES APPALACHIAN CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Vice President Accounting and
Administration

BUYER:

CRESTWOOD MARCELLUS MIDSTREAM LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President